Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
October 29, 2013	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES THIRD QUARTER 2013 RESULTS;

ADJUSTED EBITDA IMPROVES IN ALL DIVISIONS
COMPARED TO LAST QUARTER

Third Quarter 2013 Highlights

•                 Adjusted EBITDA was $376 million and includes record collective earnings for our non-Pigments divisions.  This compares to $411 million in the prior year period and $304 million in the prior quarter.

•                 Adjusted diluted income per share was $0.54 compared to $0.73 in the prior year period and $0.39 in the prior quarter.

•                 Net income attributable to Huntsman Corporation was $64 million compared to net income of $116 million in the prior year period and net income of $47 million in the prior quarter.

•                 On October 1, 2013 we announced plans to restructure our Performance Products surfactants business in Europe.  We expect to complete this restructuring by the end of 2014 and estimate the annual adjusted EBITDA benefit to be approximately $20 million.

•                 On September 17, 2013 we announced an agreement with Rockwood Holdings, Inc. to acquire their Performance Additives and Titanium Dioxide businesses for $1.1 billion in cash and the assumption of unfunded pension liabilities estimated at $225 million.  The transaction remains subject to regulatory approvals and customary closing conditions and is expected to close in the first half of 2014.

•                  On August 29, 2013 we announced the completion of the acquisition of Oxid, a privately-held manufacturer and marketer of specialty urethane polyols.  We expect this business to contribute approximately $15 to $20 million of annual adjusted EBITDA.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2013	2012

Revenues	$2,842	$2,741	$2,830	$8,374	$8,568

Net income attributable to Huntsman Corporation	$64	$116	$47	$87	$403
Adjusted net income(1)	$132	$176	$94	$272	$509

Diluted income per share	$0.26	$0.48	$0.19	$0.36	$1.68
Adjusted diluted income per share(1)	$0.54	$0.73	$0.39	$1.12	$2.12

EBITDA(1)	$303	$341	$249	$664	$1,083
Adjusted EBITDA(1)	$376	$411	$304	$900	$1,194

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported third quarter 2013 results with revenues of $2,842 million and adjusted EBITDA of $376 million.

Peter R. Huntsman, our President and CEO, commented:

“Our third quarter results were very strong, excluding results from our Pigments business our earnings improved compared to the previous year and quarter.  Earnings within our Pigments business have been improving throughout the year and we are encouraged by industry trends. Earnings improved across all of our businesses compared to last quarter.

“During the quarter, we announced an agreement with Rockwood Holdings to acquire their Performance Additives and Titanium Dioxide businesses.  We expect to pursue a public offering of our new combined Pigments business to allow greater investor focus and appreciation for our differentiated businesses.  With improving market conditions and pro forma synergies in excess of $130 million we believe this acquisition will add significant shareholder value.   We also closed on an acquisition within our Polyurethanes division which strengthens our downstream and specialty capabilities.   Both of these transactions are immediately accretive to our earnings.

“We recently announced additional restructuring, specifically within our Performance Products business.  The future EBITDA benefit of our companywide restructuring efforts is expected to be approximately $140 million; in addition to the approximate $100 million we have already achieved.  I am encouraged by our third quarter results and am optimistic about our future prospects.”

Segment Analysis for 3Q13 Compared to 3Q12

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended September 30, 2013 compared to the same period in 2012 was primarily due to higher sales volumes partially offset by lower average selling prices and unfavorable change in sales mix.  MDI sales volumes increased as a result of improved demand in all regions and across most major markets.  PO/MTBE sales volumes increased due to strong demand.  PO/MTBE average selling prices decreased primarily due to less favorable market conditions partially offset by an increase in MDI average selling prices in the Americas and the strength of the euro against the U.S. dollar.  The decrease in adjusted EBITDA was primarily due to lower PO/MTBE earnings (third quarter 2012 benefited approximately $30 million from industry supply outages) and the impact of the extended force majeure at our MDI facility in Rotterdam, The Netherlands (approximate $10 million impact on the third quarter 2013).

Performance Products

The increase in revenues in our Performance Products division for the three months ended September 30, 2013 compared to the same period in 2012 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily in response to higher raw material costs and the strength of the euro against the U.S. dollar.  Sales volumes increased primarily due to higher sales of maleic anhydride and amines, partially offset by lower surfactant sales.  The increase in adjusted EBITDA was primarily due to higher sales volumes and higher margins.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended September 30, 2013 compared to the same period in 2012 was primarily due to lower sales volumes, partially offset by higher average selling prices.  Sales volumes decreased in all regions primarily as a result of weak demand and increased competition in base resins and a focus on higher value component and formulations sales such as aerospace and transportation and industrial markets.  Average selling prices increased in all regions primarily in response to higher raw materials costs and improved sales mix.  The increase in adjusted EBITDA was primarily due to higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended September 30, 2013 compared to the same period in 2012 was due to higher sales volumes and higher average selling prices partially offset by the strength of the U.S. dollar primarily against the Indian rupee.  Sales volumes increased primarily due to increased market share in key countries.  Average selling prices increased primarily in response to higher raw material costs.  The increase in adjusted EBITDA was primarily due to higher sales volumes, higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Pigments

The decrease in revenues in our Pigments division for the three months ended September 30, 2013 compared to the same period in 2012 was primarily due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased in all regions of the world primarily as a result of high industry inventory levels partially offset by the strength of the euro against the U.S. dollar.  Sales volumes increased primarily due to higher end-use demand.  The decrease in adjusted EBITDA was primarily due to lower contribution margins partially offset by higher sales volumes and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $6 million to a loss of $44 million for the three months ended September 30, 2013 compared to a loss of $38 million for the same period in 2012.  The decrease in adjusted EBITDA was primarily the result of a decrease in unallocated foreign currency gain (nil in 2013 compared to $4 million gain in 2012).

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2013 we had $1,005 million of combined cash and unused borrowing capacity compared to $887 million at December 31, 2012.

On August 22, 2013, we entered into an amendment of our senior credit facilities that provided for additional term loans of $100 million.  The net proceeds were be used for general corporate purposes.

On October 15, 2013, we entered into an amendment to our senior credit facilities that provides for a new seven year term loan of $1.2 billion as well as an increase in our existing revolving credit facility by $200 million to $600 million. We have secured commitments from a group of financial institutions to provide this term loan and expanded revolving credit facility. This new financing is expected be funded when we complete the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

Total capital expenditures for the quarter ended September 30, 2013 were $114 million and for the nine months ended September 30, 2013 were $295 million.  We expect to spend approximately $450 million on capital expenditures in 2013.

Income Taxes

During the three months ended September 30, 2013 we recorded income tax expense of $81 million and paid $14 million in cash for income taxes.  Our adjusted effective income tax rate for the three months and year to date ended September 30, 2013 were approximately 39% and 36% respectively.  During the third quarter of 2013 we experienced higher earnings in the U.S. and lower earnings in Europe where we have tax valuation allowances.  We expect our full year 2013 adjusted effective tax rate to be approximately 36% primarily due to the effect of tax valuation allowances and our regional mix of income.  We expect our long term effective income tax rate to be approximately 30 - 35%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2013 financial results on Tuesday, October 29, 2013 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 679 - 8018
International participants	(617) 213 - 4845
Passcode	57714845

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PR8XJDDTW

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning October 29, 2013 and ending November 5, 2013.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	71074124

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2012

Revenues	$2,842	$2,741	$8,374	$8,568
Cost of goods sold	2,335	2,204	7,067	6,954
Gross profit	507	537	1,307	1,614
Operating expenses	272	255	808	792
Restructuring, impairment and plant closing costs	37	47	110	52
Operating income	198	235	389	770
Interest expense, net	(48)	(56)	(146)	(172)
Equity in income of investment in unconsolidated affiliates	3	2	6	5
Loss on early extinguishment of debt	—	(1)	(35)	(2)
Other income	—	1	2	2
Income before income taxes	153	181	216	603
Income tax expense	(81)	(61)	(105)	(186)
Income from continuing operations	72	120	111	417
Loss from discontinued operations, net of tax(2)	(2)	(1)	(4)	(7)
Extraordinary gain on the acquisition of a business, net of tax of nil	—	1	—	1
Net income	70	120	107	411
Net income attributable to noncontrolling interests, net of tax	(6)	(4)	(20)	(8)
Net income attributable to Huntsman Corporation	$64	$116	$87	$403

Adjusted EBITDA(1)	$376	$411	$900	$1,194

Adjusted net income(1)	$132	$176	$272	$509

Basic income per share	$0.27	$0.49	$0.36	$1.70
Diluted income per share	$0.26	$0.48	$0.36	$1.68
Adjusted diluted income per share(1)	$0.54	$0.73	$1.12	$2.12

Common share information:
Basic shares outstanding	239.8	237.9	239.5	237.4
Diluted shares	242.5	240.8	242.1	240.3
Diluted shares for adjusted diluted income per share	242.5	240.8	242.1	240.3

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended					Nine months ended
	September 30,		Better /	June 30,	Better /	September 30,		Better /
In millions, unaudited	2013	2012	(Worse)	2013	(Worse)	2013	2012	(Worse)

Segment Revenues:
Polyurethanes	$1,306	$1,237	6%	$1,246	5%	$3,734	$3,712	1%
Performance Products	779	750	4%	777	—	2,278	2,342	(3)%
Advanced Materials	309	328	(6)%	321	(4)%	966	1,014	(5)%
Textile Effects	198	182	9%	216	(8)%	602	562	7%
Pigments	310	319	(3)%	334	(7)%	974	1,150	(15)%
Eliminations and other	(60)	(75)	20%	(64)	6%	(180)	(212)	15%

Total	$2,842	$2,741	4%	$2,830	—	$8,374	$8,568	(2)%

Segment Adjusted EBITDA(1):
Polyurethanes	$215	$243	(12)%	$174	24%	$567	$598	(5)%
Performance Products	122	109	12%	111	10%	287	288	—
Advanced Materials	39	31	26%	32	22%	98	90	9%
Textile Effects	8	(9)	NM	3	167%	8	(21)	NM
Pigments	36	75	(52)%	33	9%	78	361	(78)%
Corporate, LIFO and other	(44)	(38)	(16)%	(49)	10%	(138)	(122)	(13)%

Total	$376	$411	(9)%	$304	24%	$900	$1,194	(25)%

See end of press release for footnote explanations	NM—Not meaningful

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	September 30, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(3)%	1%	(2)%	10%	6%
Performance Products	1%	1%	—	2%	4%
Advanced Materials	8%	—	1%	(15)%	(6)%
Textile Effects	4%	(1)%	—	6%	9%
Pigments	(24)%	1%	—	20%	(3)%
Total Company	(3)%	1%	(1)%	7%	4%

	Nine months ended
	September 30, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	—	—	—	1%	1%
Performance Products	2%	—	—	(5)%	(3)%
Advanced Materials	4%	(1)%	1%	(9)%	(5)%
Textile Effects	1%	(1)%	—	7%	7%
Pigments	(24)%	—	—	9%	(15)%
Total Company	(2)%	—	—	—	(2)%

(a) Excludes revenues from tolling arrangements, by-products and raw materials.

(b) Excludes sales volumes of by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax Expense		Net Income Attrib. to HUN Corp.		Diluted Income Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$303	$341	$(81)	$(61)	$64	$116	$0.26	$0.48
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	9	1	(1)	—	8	1	0.03	—
Loss on initial consolidation of subsidiaries	—	4	—	—	—	4	—	0.02
Loss from discontinued operations, net of tax(2)	2	—	N/A	N/A	2	1	0.01	—
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(3)	2	5	0.01	0.02
Loss on early extinguishment of debt	—	1	—	(1)	—	—	—	—
Extraordinary gain on the acquisition of a business, net of tax	—	(1)	N/A	N/A	—	(1)	—	—
Certain legal settlements and related expenses	—	4	—	(2)	—	2	—	0.01
Amortization of pension and postretirement actuarial losses	19	10	(2)	(2)	17	8	0.07	0.03
Restructuring, impairment and plant closing and transition costs	43	51	(4)	(11)	39	40	0.16	0.17

Adjusted(1)	$376	$411	$(88)	$(80)	$132	$176	$0.54	$0.73

Adjusted income tax expense					88	80
Net income attributable to noncontrolling interests, net of tax					6	4

Adjusted pre-tax income(1)					$226	$260

Adjusted effective tax rate					39%	31%

		Income Tax	Net Income	Diluted Income
	EBITDA	Expense	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts, unaudited	2013	2013	2013	2013

GAAP(1)	$249	$(44)	$47	$0.19
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	2	—	2	0.01
Income from discontinued operations, net of tax(2)	(2)	N/A	—	—
Discount amortization on settlement financing associated with the terminated merger	N/A	(1)	1	0.01
Certain legal settlements and related expenses	6	(1)	5	0.02
Amortization of pension and postretirement actuarial losses	18	(4)	14	0.06
Restructuring, impairment and plant closing and transition costs	31	(6)	25	0.10

Adjusted(1)	$304	$(56)	$94	$0.39

Adjusted income tax expense			56
Net income attributable to noncontrolling interests, net of tax			7

Adjusted pre-tax income(1)			$157

Adjusted effective tax rate			36%

	EBITDA		Income Tax Expense		Net Income Attrib. to HUN Corp.		Diluted Income Per Share
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$664	$1,083	$(105)	$(186)	$87	$403	$0.36	$1.68
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	14	2	(2)	—	12	2	0.05	0.01
Loss on initial consolidation of subsidiaries	—	4	—	—	—	4	—	0.02
Loss from discontinued operations, net of tax(2)	3	4	N/A	N/A	4	7	0.02	0.03
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(2)	(8)	5	15	0.02	0.06
Loss on early extinguishment of debt	35	2	(13)	(1)	22	1	0.09	—
Extraordinary gain on the acquisition of a business, net of tax	—	(1)	N/A	N/A	—	(1)	—	—
Certain legal settlements and related expenses	8	5	(2)	(2)	6	3	0.02	0.01
Amortization of pension and postretirement actuarial losses	56	31	(13)	(6)	43	25	0.18	0.10
Restructuring, impairment and plant closing and transition costs	120	64	(27)	(14)	93	50	0.38	0.21

Adjusted(1)	$900	$1,194	$(164)	$(217)	$272	$509	$1.12	$2.12

Adjusted income tax expense					164	217
Net income attributable to noncontrolling interests, net of tax					20	8

Adjusted pre-tax income(1)					$456	$734

Adjusted effective tax rate					36%	30%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, unaudited	2013	2012	2013	2013	2012

Net income attributable to Huntsman Corporation	$64	$116	$47	$87	$403
Interest expense, net	48	56	47	146	172
Income tax expense from continuing operations	81	61	44	105	186
Income tax expense (benefit) from discontinued operations(2)	—	—	2	—	(2)
Depreciation and amortization of continuing operations	110	107	109	325	319
Depreciation and amortization of discontinued operations(2)	—	1	—	1	5

EBITDA(1)	$303	$341	$249	$664	$1,083

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,
In millions	2013	2013	2012
	(unaudited)	(unaudited)

Cash	$406	$181	$396
Accounts and notes receivable, net	1,703	1,714	1,583
Inventories	1,695	1,698	1,819
Other current assets	322	339	321
Property, plant and equipment, net	3,745	3,613	3,745
Other assets	1,150	1,109	1,020

Total assets	$9,021	$8,654	$8,884

Accounts payable	$1,034	$996	$1,102
Other current liabilities	768	778	791
Current portion of debt	295	317	288
Long-term debt	3,574	3,454	3,414
Other liabilities	1,387	1,266	1,393
Total equity	1,963	1,843	1,896

Total liabilities and equity	$9,021	$8,654	$8,884

Table 7 — Outstanding Debt

	September 30,	June 30,	December 31,
In millions	2013	2013	2012
	(unaudited)	(unaudited)

Debt:
Senior credit facilities	$1,701	$1,599	$1,565
Accounts receivable programs	244	239	241
Senior notes	646	646	568
Senior subordinated notes	891	892	892
Variable interest entities	256	259	270
Other debt	131	136	166

Total debt - excluding affiliates	3,869	3,771	3,702

Total cash	406	181	396

Net debt- excluding affiliates	$3,463	$3,590	$3,306

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Nine months ended
	September 30,	September 30,
In millions, unaudited	2013	2013	2012

Total cash at beginning of period	$181	$396	$562

Net cash provided by operating activities	390	388	556
Net cash used in investing activities	(206)	(388)	(299)
Net cash provided by (used in) financing activities	39	12	(378)
Effect of exchange rate changes on cash	2	(2)	2
Change in restricted cash	—	—	1

Total cash at end of period	$406	$406	$444

Supplemental cash flow information:
Cash paid for interest	$(57)	$(152)	$(177)
Cash paid for income taxes	(14)	(60)	(153)
Cash paid for capital expenditures	(114)	(295)	(248)
Depreciation & amortization	110	326	324

Changes in primary working capital:
Accounts and notes receivable	40	(146)	(102)
Inventories	39	118	(252)
Accounts payable	42	(18)	122

Total cash provided by (used on) primary working capital	$121	$(46)	$(232)

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses and purchase accounting inventory adjustments; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses and purchase accounting inventory adjustments; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2012 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 75 manufacturing and R&D facilities in over 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.